As filed with the Securities and Exchange Commission on January 6, 2006

Registration No. 333-46273

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MSC INDUSTRIAL DIRECT CO., INC.

(Exact Name of Registrant as Specified in Its Charter)

NEW YORK	11-3289165
(State or other Jurisdiction of	(I.R.S Employer
Incorporation or Organization)	Identification Number)

75 Maxess Road, Melville, NY	11747
(Address of Principal Executive Offices)	(Zip Code)

MSC Industrial Direct Co., Inc.
1998 Stock Option Plan

(Full Title of the Plan)

David Sandler	Copy to:
President and Chief Executive Officer	Eric M. Lerner, Esq.
MSC Industrial Direct Co., Inc.	Katten Muchin Rosenman LLP
75 Maxess Road	575 Madison Avenue
Melville, NY 11747	New York, New York 10022
(516) 812-2000 (Name, Address and Telephone Number of Agent for Service)	(212) 940-8800

EXPLANATORY NOTE

MSC Industrial Direct Co., Inc. (the “Company”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on February 13, 1998, Registration No. 333-46273 (the “1998 Form S-8”), with respect to shares of the Company’s Class A common stock, par value $.001 per share (“the Common Stock”) thereby registered for issuance, offer or sale pursuant to the MSC Industrial Direct Co., Inc. 1998 Stock Option Plan (“1998 Option Plan”). A total of 6,000,000 shares of Common Stock were registered for issuance, offer or sale under the 1998 Form S-8(1).  No future awards will be made under the 1998 Option Plan.

On January 3, 2006 the shareholders of the Company approved the MSC Industrial Direct Co., Inc. 2005 Omnibus Equity Plan (the “2005 Plan”), which replaces the 1998 Option Plan and accordingly no future awards will be made under the 1998 Option Plan. The shares of Common Stock that would otherwise be available for grant (i.e., not subject to outstanding awards or forfeitures, canceled, exchanged, surrendered or not distributed) under the 1998 Option Plan as of the date hereof, are now available for issuance, offer and sale under the 2005 Plan. The total number of such shares under the 1998 Option Plan was 685,420 (the “Carryover Shares”). The Carryover Shares are hereby deregistered.  The 1998 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for issuance, offer or sale pursuant thereto upon and following the exercise of options previously granted under the 1998 Option Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 2 to Registration Statement on Form S-8, the Company is filing a Registration Statement on Form S-8 to register the 3,000,000 shares of Class A common stock now available for issuance, offer or sale pursuant to the 2005 Plan, including, but not limited to, the Carryover Shares.

(1) On April 6, 1998, the Company declared a two-for-one stock split in the form of a stock dividend, distributed May 22, 1998 to shareholders of record as of April 24, 1998. The total number of shares of Class A common stock registered for issuance, offer or sale under the 1998 Form S-8 reflects this stock split.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Melville, State of New York, on this 6th day of January, 2006.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ David Sandler
David Sandler
President and
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints David Sandler, Charles Boehlke, and Shelley Boxer each or any of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Mitchell Jacobson	Chairman of the Board of Directors	January 6, 2006
Mitchell Jacobson

/s/ David Sandler	President, Chief Executive Officer and Director	January 6, 2006
David Sandler

/s/ Charles Boehlke	Executive Vice President, Chief Financial Officer and Director	January 6, 2006
Charles Boehlke

S-1

/s/ Roger Fradin	Director	January 6, 2006
Roger Fradin

/s/ Denis Kelly	Director	January 6, 2006
Denis Kelly

/s/ Raymond Langton	Director	January 6, 2006
Raymond Langton

/s/ Philip Peller	Director	January 6, 2006
Philip Peller

/s/ Shelley Boxer	Vice-President, Finance	January 6, 2006
Shelley Boxer

S-2